As filed with the Securities and Exchange Commission on September 29, 2016

Registration No. 333- _______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LONG ISLAND ICED TEA CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-2624098
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

116 Charlotte Avenue Hicksville, NY 11801 (855) 542-2832	Philip Thomas Chief Executive Officer Long Island Iced Tea Corp. 116 Charlotte Avenue Hicksville, NY 11801 (855) 542-2832
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.
Graubard Miller
405 Lexington Avenue, 11th Floor
New York, New York 10174
Telephone: (212) 818-8800
Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.0001 per share	4,349,121	(1)	$4.51	(2)	$19,614,535.71	$1,975.18

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by the Nasdaq Capital Market on September 27, 2016, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated September 29, 2016

Preliminary Prospectus

LONG ISLAND ICED TEA CORP.

4,349,121 SHARES OF COMMON STOCK

This prospectus covers up to 4,349,121 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders set forth in “Selling Stockholders” beginning on page 21 of this prospectus, including their pledgees, assignees or successors-in-interest.

The shares of common stock offered hereby consist of (i) 2,633,334 shares issued to the former members of Long Island Brand Beverages LLC, or “LIBB,” our wholly owned operating subsidiary, in connection with the business combination described herein, (ii) 12,000 shares held by certain of the founders of our predecessor, (iii) 359,475 shares sold to investors in private placements conducted by us between August 2015 and March 2016, and 404,475 shares underlying the warrants issued to such investors, (iv) 908,083 shares issued to Brentwood LIIT (NZ) Ltd., or “Brentwood,” the lender under our credit facility, in connection with the recapitalization described herein, and (v) 31,754 shares underlying the warrants issued as compensation to the placement agent for the public offering conducted by us in July 2016 and its designees.

We will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders. To the extent the warrants described above are exercised for cash, however, we will receive up to an aggregate of $2,645,159 in gross proceeds. We expect to use proceeds received from the exercise of the warrants, if any, for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, capital expenditures and acquisitions.

Our common stock is listed for trading on the NASDAQ Capital Market, or “NASDAQ,” under the symbol “LTEA.” On September 27, 2016, the last reported sale price of our common stock was $4.92.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on Page 9 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______, 2016

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 25 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or unless the context otherwise requires, references in this prospectus to the “Company,” and “we,” “us” and “our” refer to Long Island Iced Tea Corp., a Delaware corporation, and its subsidiaries, LIBB and Cullen Agricultural Holding Corp., or “Cullen.”

PROSPECTUS SUMMARY

Our Company

Overview

We are a holding company operating through our wholly owned subsidiary, LIBB. We are engaged in the production and distribution of premium Non-Alcoholic Ready-to-Drink, or “NARTD,” iced tea in the beverage industry. We are currently organized around our flagship brand Long Island Iced Tea®. The Long Island Iced Tea name for a cocktail originated in Long Island in the 1970’s, and its national recognition is such that it is ranked as the fourth most popular cocktail in restaurants and bars in the U.S. (Source: Nielsen CGA, On-Premise Consumer Survey, 2016). Our premium NARTD tea is made from a proprietary recipe and with quality components. Long Island Iced Tea® is sold in 12 states across the U.S., primarily on the East Coast, through a network of national and regional retail chains and distributors. Our mission is to provide consumers with premium iced tea offered at an affordable price.

We aspire to be a market leader in the development of iced tea beverages that are convenient and appealing to consumers. There are two major target markets for Long Island Iced Tea®: consumers on the go and health conscious consumers. Consumers on the go are families, employees, students and other consumers who lead a busy lifestyle. With increasingly hectic and demanding schedules, there is a need for products that are accessible and readily available. Health conscious consumers are individuals who are becoming more interested and better educated on what is included in their diets, causing them to shift away from options perceived as less healthy such as carbonated soft drinks, or “CSDs,” towards alternative beverages such as iced tea.

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We have begun exploring entry into the $215 billion U.S. alcohol industry, with the hope to establish ourselves as a multi-product alcoholic and non-alcoholic beverage company.

In addition, we have begun exploring global export opportunities, with product now distributed in South Korea and many Caribbean nations. We have just announced a partnership with a Canadian distributor which will see our portfolio distributed nationally across Canada.

Industry Opportunity

Non-Alcoholic Beverage Market

Globally, NARTD tea products are ranked as the 4th largest beverage category, behind carbonated soft drinks, water and dairy. The non-alcohol iced tea global category size is estimated at $55 billion, and is estimated to be growing at a 6.6% compound annual growth rate, or “CAGR.” (Source: Euromonitor International, “Versatility of RTD Tea Generates Bright Spot in Global Soft Drinks”, May 2014).

The U.S. non-alcoholic liquid refreshment beverage market consists of a number of different products, and CSDs are the top selling beverage category. However, consumers are increasingly coming to view CSDs (typically caffeinated as well as high in sugar and preservatives) with disfavor. Total volume of cases sold in the CSD category declined 0.9% in 2014, 3% in 2013 and 1.2% in 2012. (Source: Beverage-Digest, “Special Issue: U.S. Beverage Results for 2014”, March 2015).

CSDs have historically dominated the non-alcoholic liquid refreshment beverage market and been primarily controlled by two industry giants, Coca-Cola and Pepsico. However, a number of beverages began to emerge in the 1990s as alternatives to CSDs as part of a societal shift towards beverages that are perceived to be healthier. The alternative beverage category of the market has resulted in the birth of multiple new product segments that include sports drinks, energy drinks and NARTD teas.

According to a 2014 IBISWorld industry report, the U.S. NARTD tea segment was expected to have $5.3 billion of revenues in 2014, a 3.3% increase from the prior year and a 6.1% annualized growth rate over the five years from 2009 to 2014. (Source: IBISWorld Industry Report OD4297, “RTD Tea Production in the US”, December 2014). The industry report also forecasted an annualized revenue growth rate of 10.2% between 2014 and 2019, with revenues reaching $8.6 billion in 2019.

Consumers have shown special interest in perceived healthier versions of NARTD teas, preferring all natural and diet teas.

Products and Services Segmentation 2014 ($5.3 billion)

All-Natural Tea	36.1%
Diet Tea	25.8%
Fruit-Flavored Tea	20.2%
Organic Tea	10.3%
Herbal Tea	7.6%

(Source: IBISWorld Industry Report OD4297, “RTD Tea Production in the US”, December 2014)

The existence of this trend toward healthier versions of products is reinforced by a 2015 Nielsen “Health and Wellness” study, where six key elements of our premium liquid (corn free, hormone/antibiotic free, non-gmo, gluten free, natural, and no artificial color/flavor) rank in the top 20 of four-year CAGR, when measured against 64 “Health and Wellness” categories.

Potential Expansion into Alcoholic Beverage Market

We have begun exploring the development, production, marketing and distribution of alcoholic beverages, to augment our current NARTD tea business. In June 2015, we engaged Julian Davidson, who has many years of experience in the alcohol industry, as a consultant to help evaluate the opportunity, as well as to assist in our core NARTD tea business. In June 2016, Mr. Davidson became our Executive Chairman.

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The alcohol beverage market consists of beer, cider/perry, ready-to-drink/high-strength premixes, spirits and wine. The total sales of U.S. alcohol beverage market reached $215 billion in 2014, growing at a 3.3% CAGR from 2009 to 2014. Of that $215 billion, 46.8% was from beer, 1.0% from cider/perry, 2.5% from alcoholic ready-to-drink, or “ARTD,” beverages and high-strength premixes, 30.5% from spirits and 19.2% from wine. (Source: Euromonitor International, “Passport: Alcoholic Drinks in the US,” June 2015).

Our Products and Services

Long Island Iced Tea® was first launched in the New York metro market by LIBB in July 2011, positioning itself as a premium iced tea beverage offered at an affordable price. We help differentiate ourselves from competitors with a proprietary recipe and quality components. Long Island Iced Tea® is a 100% brewed tea, using black tea leaves and purified water via reverse osmosis. It is gluten-free, free of genetically modified organisms, or “GMOs,” and certified Kosher with no artificial colors or preservatives.

Long Island Iced Tea® is primarily produced and bottled in the U.S. Northeast. This production in the Northeast, combined with its “Made in America” tag-line and brand name, all improve its credentials as a part of the local community from which we take our name.

We have developed ten flavors of Long Island Iced Tea® in an effort to ensure that our products meet the desired taste preferences of consumers. Regular flavors, which use natural cane sugar as a sweetener, include lemon, peach, raspberry, green tea & honey, half tea & half lemonade, guava, mango, and sweet tea. Diet flavors, which use sucralose (generic Splenda) instead of natural cane sugar as a sweetener, include diet lemon and diet peach. These flavors are currently available in twelve packs of 20 ounce polyethylene terephthalate bottles.

We have also recently developed three twenty-four pack of sixty calorie flavors that are served in 12 ounce bottles. The sixty calorie flavors have reduced sugar content, are caffeine free and include mango, peach, and raspberry. This package was designed to meet certain nutritional guidelines for sales in schools. During May 2015, we launched four flavors, lemon, peach, mango, and green tea and honey, in gallon containers. During February 2016, we also launched sweet tea, which is also served in a gallon container.

Also during February 2016, we began exploring the sale of aloe juice products as part of our product line. The aloe juice product is purchased in its finished form from a supplier. In addition, during April 2016, we launched a private label line, consisting of four flavors, for one of our existing customers.

Our Competitive Strengths

We believe that a differentiated brand will be a key competitive strength in the NARTD tea segment. Key points of differentiation for Long Island Iced Tea® include:

●	A better and bolder tasting bottled iced tea as a result of premium ingredients that include natural cane sugar (sucralose for diet flavors), hot-filled using black and green tea leaves, that is offered at an affordable price;

●	Immediate global recognition of the “Long Island Iced Tea” phrase associated with the cocktail;

●	Made in America;

●	Strong Northeast roots where it is locally produced;

●	The use of non-GMO ingredients; and

●	Our product being corn free, hormone/antibiotic free, gluten free, natural and having no artificial color/flavor.

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The NARTD tea market is a crowded space and, as a result, we believe in pricing our products competitively. We highlight to consumers our use of premium ingredients and our affordable price. The suggested retail price for a 20 ounce bottle of Long Island Iced Tea® is $1.00 to $1.50 and the suggested retail price for a 12 ounce bottle is $1.00 to $1.25. The suggested retail price for our gallon containers is $2.99 to $3.49. Management has set pricing levels to reflect current pricing dynamics in the industry. There has been downward pressure on prices, which management believes is caused by the entrance of major multinational beverage corporations into the alternative beverage category, leading to consolidation in the industry.

Our Business Strategies

In addition to a potential expansion into ARTD beverages, we are seeking to organically grow our NARTD tea and related product sales.

We intend to increase our market share in our existing geographic markets and expand into additional geographic markets in the U.S., capitalizing on an iconic name with unique brand awareness to create a familiar and easily recognizable non-alcoholic iced tea. We also are exploring international markets on a highly selective and limited basis, which may include royalty and licensing agreements. As discussed below in “— Our Customers,” we generally focus our sales efforts on approaching beverage distributors and taking advantage of their unique positioning in the retail industry. However, a portion of our sales efforts are also dedicated to direct sales to retailers, because some wholesale chains such as Sam’s Club and Costco request direct shipments from the product supplier. In addition, we are exploring several new sales channels. We currently are conducting a small scale business trial in which we sell our beverage product alongside other snacks in vending machines. We also commenced selling our 12 ounce lower calorie products in schools, in some cases through sales to purchasing cooperatives that represent multiple school districts, but also via the vending machine business trial.

During the quarter ended December 31, 2015, we determined the brand had sufficient scale, distribution and volume per point of distribution to test market expansion into (1) additional U.S. states, (2) significant new regional chains, and (3) national chains. To facilitate this expansion, we recruited Joseph Caramele, our Vice President of National Sales & Marketing. Mr. Caramele had spent the previous nine years working in national and chain account sales for Arizona Beverages USA, at which time he oversaw the regional and national chain account expansion. Since October 1, 2015, we have introduced our products in Florida and selected states in the Midwest, and have reached agreement with a limited number of regional and national chains. We recently began receiving purchase orders from these accounts, and incorporating their logistics and delivery requirements into our systems. Aligned with this expansionary plan, we have increased the number of full time employees in our sales staff to meet the demands of these initiatives.

As part of our marketing efforts, we commonly use store demos, as we have found a positive correlation between demos and sales especially at the introduction phase in new stores. We expect to continue using store demos in order to increase brand awareness and sales as we continue to expand into new markets. We also use co-op advertising (advertisements by retailers that include the specific mention of manufacturers, who, in turn, repay the retailers for all or part of the cost of the advertisement) and special promotions, together with its retail partners, so as to complement other marketing efforts towards brand awareness.

We also seek to expand our product line. From time to time, we explore and test market potential new NARTD products that may, in the future, contribute to our operating performance. In addition, we are currently testing certain complementary products that will sit alongside our flagship Long Island Brand tea. We also may consider exploring strategic acquisitions from time to time, although this is not a primary business focus.

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Our Customers

We sell our products to a mix of independent mid-to-large size beverage distributors who in turn sell to retail outlets, such as big chain supermarkets, mass merchants, convenience stores, restaurants and hotels principally in the New York, New Jersey, Connecticut and Pennsylvania markets. We have also begun expansion into other geographic markets, such as Florida, Virginia, Massachusetts, New Hampshire, Nevada, Rhode Island and parts of the Midwest. Our products are currently available in twelve states that have a cumulative population of 100 million. While we primarily sell our products indirectly through distributors, at times we sell directly to the retail outlets and we may sell to certain retail outlets both directly and indirectly through distributors. We also sell our products directly to the distribution facilities of some of our retailers and through “road shows,” which are temporary installations at retail outlets staffed by our employees or contractors.

For the six months ended June 30, 2016, one customer, Garden Foods, accounted for 12% of our net sales. For the year ended December 31, 2015, one customer, Wakefern Food Corp., accounted for 10% of net sales. For the year ended December 31, 2014, our top three customers, Costco Wholesale, Windmill Distributing, and CFG Distributors LLC, accounted for 32%, 16% and 14%, of net sales, respectively.

Our sales are typically governed by short-term purchase orders. We do not have any material contracts or other material arrangements with our customers or distributors and do not obtain commitments from them to purchase or sell a minimum amount of our products or to purchase or sell such products at a minimum price. Because our sales may be concentrated with a few customers, our results of operations may be materially adversely affected if one of these customers significantly reduces the volume of its purchases or demands a reduction in price, which may occur at any time due to the absence of such purchase commitments.

Management

Our management team consists of persons with substantial experience in the beverage industry. Philip Thomas, our Chief Executive Officer and LIBB’s co-founder, has over 16 years of beverage experience. Julian Davidson, our Executive Chairman, has over 25 years of experience in the beverage industry, including most recently serving as Chief Executive Officer of Independent Liquor NZ’s businesses in New Zealand, the U.S. and Canada. Independent Liquor NZ is a manufacturer and distributor of pre-mixed ARTD beverages, as well as having beer, spirit and cider portfolios. Richard Allen, our Chief Financial Officer, has over 30 years of experience in the beverage and food industries, including roles at Beverage Innovations, Cadbury Schweppes and Snapple. Joseph Caramele, our Vice President of National Sales & Marketing, has substantial experience in the beverage industry, having spent the past nine years at Arizona Beverages USA, most recently as Executive National Sales Director for the past five years. As Executive National Sales Director, he managed a team of 85 individuals and portfolio of over 100 accounts with annual retail sales estimated to be over $850 million. We intend to expand our current management and recruit other skilled officers and employees with experience relevant to our business focus as needed.

Recent Developments

On July 28 and 29, 2016, we sold an aggregate of 1,270,156 shares of our common stock in a public offering, or the “Public Offering,” at an offering price of $5.50 per share, pursuant to our registration statement on Form S-1 (File No. 333-210669). The sale generated gross proceeds of $6,985,858 and net proceeds of $6,084,831 after deducting commissions and other offering expenses. In connection with sale of the shares, our common stock was approved for listing on NASDAQ.

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Network 1 Financial Services, Inc., or “Network 1,” acted as selling agent for the Public Offering, on a “best efforts” basis, pursuant to a selling agent agreement with us dated July 15, 2016. Alexander Capital acted as a selected dealer for the selling agent. The shares were sold in the Public Offering pursuant to a subscription agreement between us and each investor in the Public Offering.

As part of Network 1’s compensation for the sale of the shares in the Public Offering, we issued to Network 1 and its designees warrants to purchase an aggregate of 31,754 shares of our common stock. The warrants will be exercisable for cash or on a cashless basis at an exercise price of $6.875 per share, commencing on January 14, 2017 and expiring on July 14, 2021. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, stock split or our recapitalization, reorganization, merger or consolidation.

In connection with the sale of the shares in the Public Offering, we completed a recapitalization with Brentwood, or the “Recapitalization.” Brentwood is our lender under that certain Credit and Security Agreement, or the “Credit Agreement,” dated as of November 23, 2015 and amended as of January 10, 2016 and April 8, 2016, by and among us, LIBB and Brentwood (as successor in interest to Brentwood LIIT, Inc.). The Credit Agreement provides for a revolving credit facility. The loans made by Brentwood under the credit facility are evidenced by a secured convertible promissory note, or the “Brentwood Note,” which is convertible into shares of our common stock at a conversion price of $4.00 per share. In addition, in connection with the establishment of the credit facility, the Company issued to Brentwood a warrant, or the “Brentwood Warrant,” to purchase 1,111,111 shares of our common stock, at an exercise price of $4.50 per share, expiring on November 23, 2018. Pursuant to the Recapitalization, all of the outstanding principal and interest under the Brentwood Note was converted into 421,972 shares of our common stock and the Brentwood Warrant was exchanged for 486,111 shares of our common stock. We may continue to request advances under the credit facility subject to the terms and conditions of the Credit Agreement, except that, in connection with the Recapitalization, the maximum amount of loans that may be made under the credit facility was reduced to $3,500,000. Brentwood is owned by Eric Watson, who beneficially owns approximately 18.2% of our outstanding Common Stock, and KA#2 Ltd., which beneficially owns approximately 4.8% of our outstanding Common Stock.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the “JOBS Act.” As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the “Sarbanes-Oxley Act,” reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or “Securities Act,” for complying with new or revised accounting standards. We have irrevocably opted not to take advantage of such extended transition period, and will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We can remain an emerging growth company until December 31, 2020. However, if any of our non-convertible debt issued within a three-year period or our total revenues exceed $1 billion or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the following fiscal year.

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Corporate Information

We were incorporated on December 23, 2014 in the State of Delaware as a wholly owned subsidiary of Cullen.

On May 27, 2015, we closed the business combination, or the “Business Combination,” contemplated by the Agreement and Plan of Reorganization, or the “Merger Agreement,” dated as of December 31, 2014 and amended as of April 23, 2015, by and among Cullen, us, Cullen Merger Sub, Inc., LIBB Acquisition Sub, LLC, LIBB, Philip Thomas and Thomas Panza, who formerly owned a majority of the outstanding membership units of LIBB, and the other former members of LIBB executing a joinder thereto. Pursuant to the Merger Agreement, (i) Cullen Merger Sub, Inc. merged with and into Cullen, with Cullen surviving as a wholly owned subsidiary of ours and the stockholders of Cullen receiving one share of our common stock for every 15 shares of Cullen common stock held by them and (ii) LIBB Acquisition Sub, LLC merged with and into LIBB, with LIBB surviving as a wholly owned subsidiary of ours and the members of LIBB receiving an aggregate of 2,633,334 shares of our common stock.

Upon the closing of the Business Combination, we became the new public company, Cullen and LIBB became wholly-owned subsidiaries of ours and the stockholders of Cullen and the members of LIBB became our stockholders. In addition, the historical financial statements of LIBB became our financial statements. As a result of the Business Combination, the business of LIBB became our business. Cullen is currently inactive and no significant operations are being undertaken by it as of the date of this prospectus. LIBB was formed as a limited liability company under the laws of New York on February 18, 2011.

Our principal executive offices are located at 116 Charlotte Avenue, Hicksville, NY 11801. Our telephone number is (855) 542-2832. Our website address is www.longislandicedtea.com. The information contained on, or accessible from, our corporate website is not part of this prospectus and you should not consider information contained on our website to be a part of this prospectus or in deciding whether to purchase our common stock.

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The Offering

Common stock to be offered by the selling stockholders	4,349,121

Background of the offering	The shares offered hereby consist of (i) 2,633,334 shares issued to the former members of LIBB in connection with the Business Combination, (ii) 12,000 shares held by certain of the founders of our predecessor, (iii) 359,475 shares sold to investors in private placements conducted by us between August 2015 and March 2016, and 404,475 shares underlying the warrants issued to such investors, (iv) 908,083 shares issued to Brentwood in connection with the Recapitalization, and (v) 31,754 shares underlying the warrants issued to Network 1 and its designees as compensation for acting as the placement agent for the Public Offering. See “Selling Stockholders” beginning on page 21 of this prospectus.

Use of proceeds	All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders. To the extent the warrants described above are exercised for cash, however, we will receive up to an aggregate of $2,645,159 in gross proceeds. We expect to use proceeds received from the exercise of the warrants, if any, for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, capital expenditures and acquisitions. See “Use of Proceeds” beginning on page 21 of this prospectus.

NASDAQ symbol	LTEA

Risk Factors	See “Risk Factors” beginning on page 9 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

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RISK FACTORS

Any investment in our securities involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and included in or incorporated by reference into this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We operate in highly competitive markets, which could negatively affect our sales.

Our industry is highly competitive. We compete with multinational corporations with significant financial resources, including Dr Pepper Snapple Group, Inc. and Arizona Beverage Company. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. We also compete against a variety of smaller, regional and private label manufacturers. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets. Our inability to compete effectively could result in a decline in our sales. We are subject to competition from companies, including from some of our customers, that either currently manufacture or are developing products directly in competition with our products. These generic or store-branded products may be a less expensive option for consumers than our products making it more difficult to sell our product. As a result, we may have to reduce our prices or increase our spending on marketing, advertising and product innovation. Any of these could negatively affect our business and financial performance.

We may not effectively respond to changing consumer preferences, trends, health concerns and other factors. If we do not effectively anticipate these trends, then quickly develop new products, our sales could suffer.

Consumers’ preferences can change due to a variety of factors, including aging of the population, social trends, negative publicity, economic downturn or other factors. If we do not effectively anticipate these trends and changing consumer preferences, then quickly develop new products in response, our sales could suffer. Developing and launching new products can be risky and expensive. We may not be successful in responding to changing markets and consumer preferences, and some of our competitors may be better able to respond to these changes, either of which could negatively affect our business and financial performance.

Costs for our raw materials may increase substantially, which could negatively affect our financial performance.

The principal raw materials we use in our business are bottles, caps, labels, packaging materials, tea essence and tea base, sugar, natural flavors and other sweeteners, juice, electricity, fuel and water. The cost of the raw materials can fluctuate substantially. We may not be able to pass along any increases in such costs to our customers or consumers, which could negatively affect our business and financial performance. We presently do not mitigate our exposure to volatility in the prices of raw materials through the use of forward contracts, pricing agreements or other hedging arrangements.

Certain raw materials we use are available only from a limited number of suppliers. In the event our suppliers are unable or unwilling to meet our requirements, we could suffer shortages or substantial cost increases.

Most of the raw materials we use are available from only a few suppliers. If these suppliers are unable or unwilling to meet our requirements, we could suffer shortages or substantial cost increases. Changing suppliers can require long lead times. The failure of our suppliers to meet our needs could occur for many reasons, including fires, natural disasters, weather, manufacturing problems, disease, crop failure, strikes, transportation interruption, government regulation, political instability and terrorism. A failure of supply could also occur due to suppliers’ financial difficulties, including bankruptcy. Any significant interruption to supply or cost increase could substantially harm our business and financial performance.

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Substantial disruption to production at our third party beverage co-packing facilities and our storage facilities could occur, which could disrupt or delay our production or cause us to incur substantially higher costs.

Our products are currently produced by three established co-packing companies. A disruption in our production at, or our relationships with, our third party beverage co-packing facilities could have a material adverse effect on our business. In addition, a disruption could occur at any of our storage facilities or those of our suppliers, co-packers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, manufacturing problems, disease, strikes, transportation interruption, government regulation or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect our business and financial performance.

We rely, in part, on our third party beverage co-packing facilities to maintain the quality of our products. The failure or inability of this co-manufacturer to comply with the specifications and requirements of our products could result in product recall and could adversely affect our reputation.

We take great care in ensuring the quality and safety in the manufacture of our products. Our third-party co-manufacturer is required to maintain the quality of our products and to comply with our product specifications and requirements for certain certifications. Our third-party co-manufacturer is also required to comply with Food and Drug Administration requirements for manufacturing of our product. However, our products could still otherwise become contaminated. A contamination could occur in our operations or those of our bottlers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

We may be subject to litigation. The cost of defending against such litigation and the negative publicity related to such litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation that may result in liability or negatively affect our operating results. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. For more information, see the item “Legal Proceedings” in our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016.

Fluctuations in our results of operations from quarter to quarter could have a disproportionate effect on our overall financial condition and results of operations.

We experience seasonal fluctuations in revenues and operating income. Historically, sales during the second and third fiscal quarters have generally been the highest. Any factors that harm our second or third quarter operating results, including adverse weather or unfavorable economic conditions, could have a disproportionate effect on our results of operations for the entire fiscal year. Unusually cool weather during the summer months may result in reduced demand for our products and have a negative effect on our business and financial performance.

In order to prepare for our peak selling season, we must produce and keep in stock more inventory than we would carry at other times of the year. Any unanticipated decrease in demand for our products during our peak selling season could require us to sell excess inventory at a substantial markdown, which could reduce our net sales and gross profit.

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Current global economic conditions may adversely affect our industry, business and result of operations.

Disruptions in the current global credit and financial markets in the past several years have included diminished liquidity and credit availability, a decline in consumer confidence, a decline in economic growth, an increased unemployment rate and uncertainty about economic stability. While certain of these negative trends have reversed in recent years, there can be no assurance that there will not be renewed deterioration in credit and financial markets and confidence in economic conditions. These economic uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. Any adverse global economic conditions and tightening of credit in financial markets may lead consumers to postpone spending, which may cause our customers to cancel, decrease or delay their existing and future orders with us. In addition, financial difficulties experienced by our suppliers, manufacturers, distributors or customers could result in product delays, increased accounts receivable defaults and inventory challenges. We are unable to predict the likely duration and severity of disruptions in the credit and financial markets and adverse global economic conditions.

We depend on a small number of large retailers for a significant portion of our sales. Our sales growth is dependent upon maintaining our relationships with existing customers and the loss of any one such customer could materially adversely affect our business and financial performance.

Certain retailers that we service primarily through our distributors make up a significant percentage of our products’ retail volume, including volume sold by our bottlers and distributors. We also sell directly to certain retail accounts and to the distribution facilities of such retailers. Some retailers also offer their own private label products that compete with some of our brands. For the six months ended June 30, 2016, one customer accounted for 12% of our net sales. For the year ended December 31, 2015, one customer, Wakefern Food Corp., accounted for 10% of net sales. For the year ended December 31, 2014, our top three customers, Costco Wholesale, Windmill Distributing, and CFG Distributors LLC, accounted for 32%, 16% and 14%, of net sales, respectively. The loss of sales of any of our products in a major retailer could have a material adverse effect on our business and financial performance.

Food and beverage retailers in the U.S. have been consolidating which may reduce our ability to increase both our revenue and our gross margins.

Consolidation has resulted in large, sophisticated retailers with increased buying power. They are in a better position to resist our price increases and demand lower prices. They also have leverage to require us to provide larger, more tailored promotional and product delivery programs. If we, and our bottlers and distributors, do not successfully provide appropriate marketing, product, packaging, pricing and service to these retailers, our product availability, sales and margins could suffer.

We do not have any contracts with our customers that require the purchase of a minimum amount of our products. The absence of such contracts could result in periods during which we must continue to pay costs and service indebtedness with reduced sales.

Our customers do not provide us with firm, long-term or short-term volume purchase commitments. As a result of the absence of such contracts, we could have periods during which we have no or limited orders for our products, but we will continue to have to pay our costs, including those to maintain our work force and service our indebtedness with reduced sales. We cannot assure you that we will be able to timely find new customers to supplement periods where we experience no or limited purchase orders or that we can recover fixed costs as a result of experiencing reduced purchase orders. Periods of no or limited purchase orders for our products could have a material adverse effect on our net income and cause us to incur losses. Conversely, we may experience unanticipated increased orders for our products from these customers that can create supply chain problems and may result in orders we may be unable to meet. Unanticipated fluctuations in product requirements by our customers could result in fluctuations in our results from quarter to quarter.

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We have developed a gallon product line in which our gross margins are minimal, and therefore may not generate sufficient revenues or other benefits to justify its introduction. In addition, the gallon product line may divert sales from our higher margin 20 ounce product line, which would adversely affect our business.

In May 2015, we developed a gallon product line featuring five of our existing flavors. Our gross margins on this product line are minimal. Accordingly, this product line may not generate sufficient revenues or other benefits to justify its introduction. In addition, to the extent distributors choose to carry the gallon product line instead of our higher margin 20 ounce product line, it may negatively affect our operating results, specifically our gross margin. Although we believe the gallon size has a different function and manner of consumption, consumers may choose to purchase the gallon size instead of the 20 ounce size, because the gallon size offers a better per ounce value. This would result in an overall lower gross margin for our business.

We do not have registered ownership of certain of our trade names and our intellectual property rights could be infringed or we could infringe the intellectual property rights of others, and adverse events regarding licensed intellectual property, including termination of distribution rights, could harm our business.

We possess intellectual property that is important to our business. This intellectual property includes our logo, trademarks for “Long Island Iced Tea” and “The Original Long Island Brand,” various other trademarks, copyrights, patents, ingredient formulas, business processes and other trade secrets. However, we do not currently have registered ownership of the trademark “The Original Long Island Brand” and do not have registered ownership on the principal register of the trademark “Long Island Iced Tea” as described below. We and third parties, including competitors, could come into conflict over intellectual property rights. Litigation could disrupt our business, divert management attention and cost a substantial amount to protect our rights or defend ourselves against claims. We cannot be certain that the steps we take to protect our rights will be sufficient or that others will not infringe or misappropriate our rights. Our business is also highly dependent upon our distribution rights. If we are unable to protect our intellectual property rights, including the right to our trade name and logo, our brands, products and business could be harmed and could have a material adverse effect on our business and financial performance.

On April 19, 2016, the United States Patent and Trademark Officer, or the “USPTO,” registered our mark “Long Island Iced Tea” (Registration No. 4,943,056) on the supplemental register. Registration on the supplemental register allows the use of the “®” symbol, blocks later filed applications for confusingly similar marks, and allows us to sue infringers in federal court, which has well-settled case law and standards. Notwithstanding the foregoing, the supplemental register does not provide all the protection of a registration on the principal register. As with any other registered mark, we may be open to claims of others contesting the trademark.

In addition, we have filed trademark applications for “The Original Long Island Brand” as a standard character mark and as a stylized mark, which applications are pending review by the USPTO. The applications are for use of the trademarks with iced tea, tea based products, juices, water, beverages and other similar products. We also plan to file for stylized marks protecting certain other tag lines and product designs. With respect to the pending trademark applications for “The Original Long Island Brand” (standard character mark and stylized mark), the USPTO has made an initial determination that both marks are geographically descriptive. This determination is refutable and the USPTO has afforded us the opportunity to produce evidence to establish that the marks have become distinctive of the goods in commerce. There can be no assurance that the USPTO will approve these applications.

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If we incur substantial debt, it could adversely affect our liquidity and results of operations.

As of September 28, 2016, we had approximately $1,342,245 of total indebtedness. In addition, we may obtain up to a maximum of $3,500,000 in advances under the Credit Agreement, subject to the terms and conditions of the Credit Agreement, including the prior approval of Brentwood for each advance. While our existing level of debt is not substantial, and although we may pay interest that accrues on any future loans under the Credit Agreement by capitalizing the interest and adding it to the principal balance of such loans, we may incur significant indebtedness in the future, including through advances under the Credit Agreement, and we may not be able to generate sufficient cash to service such debt as cash payments become due. If new debt and/or new credit sources are added to our existing debt and credit sources, the related risks for us could intensify.

If we incur substantial debt, it could have important consequences. In particular, it could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund capital expenditures and other general corporate purposes;

●	limit, along with the restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we are unable to make payments as they come due or comply with the restrictions and covenants in the Credit Agreement or any other agreements governing our indebtedness, there could be a default under the terms of such agreements. In such event, or if we are otherwise in default under the Credit Agreement or such other agreements, including pursuant to any cross-default provisions of such agreements, the lenders could terminate their commitments to lend and/or accelerate the loans and declare all amounts borrowed due and payable. Furthermore, our lenders under the Credit Agreement could foreclose on their security interests in our assets, including the equity interests in our material subsidiaries. If any of those events occur, our assets might not be sufficient to repay in full all of our outstanding indebtedness and we may be unable to find alternative financing. Even if we could obtain alternative financing, it might not be on terms that are favorable or acceptable to us. Additionally, we may not be able to amend the Credit Agreement or obtain needed waivers on satisfactory terms or without incurring substantial costs. Failure to maintain existing or secure new financing could have a material adverse effect on our liquidity and financial position.

The loss of the services of our key personnel could negatively affect our business, as could our inability to attract and retain qualified management, sales and technical personnel as and when needed.

The execution of our business strategy depends largely on the continued efforts of our executive management, including Julian Davidson (our Executive Chairman), Philip Thomas (co-founder of LIBB and our Chief Executive Officer), Richard Allen (our Chief Financial Officer) and Peter Dydensborg (our Chief Operating Officer). We are also dependent on the efforts of Joe Caramele, our Vice President of National Sales & Marketing, whose skills, knowledge and contacts would be difficult to replace. As we have a limited operating history, we are highly dependent upon these individuals’ knowledge, experience and reputation within the industry. Any or all of these individuals may in the future choose to discontinue their employment with us. If so, we may not be able to find adequate replacements for them. Without their experience, expertise and reputation, our development efforts and future prospects would be substantially impaired. We have employment agreements in place with these individuals that include non-competition provisions.

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We may not comply with applicable government laws and regulations, and they could change. Any violations could result in reputational damage or substantial penalties, and any changes could result in increased compliance costs.

We are subject to a variety of federal, state and local laws and regulations in the U.S., and other countries in which we do business. These laws and regulations apply to many aspects of our business including the manufacture, safety, labeling, transportation, advertising and sale of our products. Violations of these laws or regulations could damage our reputation and/or result in regulatory actions with substantial penalties. In addition, any significant change in such laws or regulations or their interpretation, or the introduction of higher standards or more stringent laws or regulations could result in increased compliance costs or capital expenditures. For example, changes in recycling and bottle deposit laws or special taxes on soft drinks or ingredients could increase our costs. Regulatory focus on the health, safety and marketing of food products is increasing. Certain state warning and labeling laws, such as California’s “Prop 65,” which requires warnings on any product with substances that the state lists as potentially causing cancer or birth defects, could become applicable to our products. Some local and regional governments and school boards have enacted, or have proposed to enact, regulations restricting the sale of certain types of soft drinks in schools. Any violations or changes of regulations could have a material adverse effect on our profitability, or disrupt the production or distribution of our products, and negatively affect our business and financial performance.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

The ability of our business to grow and compete depends on the availability of adequate capital. We currently have negative cash flows from operations due in part to substantial marketing and promotional related expenses as well as our payroll expense. While we expect that the proceeds of this offering will be sufficient to meet our working capital needs for the next 12 months, we may require additional capital in the future to finance our growth strategy or for other purposes. In such event, we cannot assure you that we will be able to obtain equity or debt financing on acceptable terms or at all. As a result, we cannot assure you that adequate capital will be available to finance our current growth plans, take advantage of business opportunities or respond to competitive pressures, any of which could harm our business.

We have a limited operating history and history of operating losses, and there is no guarantee that we will achieve profitability.

We have a limited operating history and a history of operating losses. There is no guarantee that we will become a profitable business. Further, our future operating results depend upon a number of factors, including our ability to manage our growth, retain our customer base and to successfully identify and respond to emerging trends in our market areas.

While we currently produce only non-alcoholic beverages, we are exploring entry into the alcoholic beverage industry. To the extent that we expand our operations into new sectors of the beverage industry, our business operations may suffer from a lack of experience, significant costs of entry and the competitive conditions in the market, among other factors, which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are exploring entry into the alcoholic beverage industry. As we principally have been engaged in the production of NARTD teas, we have limited experience with developing, producing, marketing and distributing alcoholic beverages. Additionally, we will be exposed to significant operating costs associated with developing new products and entering a new sector of the beverage industry and will face new regulatory burdens, which could have an adverse impact on our business as well as place us at a disadvantage relative to more established alcoholic beverage market participants. Furthermore, the alcoholic beverage industry is highly competitive. We will compete with multinational corporations with significant financial resources. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. In addition:

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●	We may not be able to adequately distinguish our alcohol products from our non-alcohol products. Our inability to create the proper differentiation could result in customer confusion and could have adverse regulatory consequences.

●	We may not be able establish the proper infrastructure to support the supply chain from the manufacturing of the product to the ultimate purchase by the end consumer.

As a result of the foregoing factors, we may be unsuccessful in expanding our business to include alcoholic beverages. Furthermore, attempting such an expansion will require a substantial investment of resources and management time, which could materially adversely affect our more established non-alcoholic beverage business as well. Accordingly, we can offer no assurance that if we expand our business beyond NARTD teas, we will be able to effectively develop, produce, market and distribute such beverages. Such failure could materially and adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to this Offering and an Investment in Our Common Stock

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have not paid any cash dividends on our common stock to date. Any future decisions regarding dividends will be made by our board of directors. We do not anticipate paying dividends in the foreseeable future, but expect to retain earnings to finance the growth of our business. Therefore, any return on investments will only occur if the market price of our common stock appreciates.

A robust public market for our common stock may not develop or be sustained, which could affect your ability to sell our common stock or depress the market price of our common stock.

Our common stock is listed on NASDAQ, but we cannot assure you that our common stock will continue to trade on this market or another national securities exchange. In addition, we are unable to predict whether an active trading market for our common stock will develop or will be sustained.

The trading price and trading volume of our common stock may be volatile.

The price and volume of our common stock may be volatile and subject to fluctuations. Our stock has traded at a low of $3.99 to a high of $12.55 in 2016. Some of the factors that could cause fluctuations in the stock price or trading volume of our common stock include:

●	general market and economic conditions and market trends, including in the beverage industry and the financial markets generally;

●	the political, economic and social situation in the U.S.;

●	actual or expected variations in operating results;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, or other business developments;

●	adoption of new accounting standards affecting the industry in which we operate;

●	operations and stock performance of competitors;

●	litigation or governmental action involving or affecting us or our subsidiaries;

●	recruitment or departure of key personnel;

●	purchase or sales of blocks of our common stock; and

●	operating and stock performance of the companies that investors may consider to be comparable.

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There can be no assurance that the price of our common stock will not fluctuate or decline significantly. The stock market in recent years has experienced considerable price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of individual companies and that could materially adversely affect the price of our common stock, regardless of our operating performance. You should also be aware that price volatility might be worse if the trading volume of shares of our common stock is low, as it historically has been.

Our outstanding warrants and options will increase the number of shares outstanding and available for sale in the public markets, which may have an adverse effect on the market price of our common stock.

We presently have outstanding (i) employee stock options to purchase 194,667 shares of common stock at an exercise price of $3.75 per share held by certain of our executive officers, (ii) warrants to purchase up to 404,475 shares of common stock at an exercise price of $6.00 per share that were issued in the private placements described herein, (iii) warrants to purchase up to 34,573 shares of common stock at an exercise price of $4.50 per share that were issued to Network 1 and its designees as compensation for acting as the placement agent for such private placements, (iv) warrants to purchase up to 31,754 shares of common stock at an exercise price of $4.50 per share that were issued to Network 1 and its designees as compensation for acting as the placement agent for the Public Offering, and (v) an employee stock option to purchase 286,744 shares of common stock at an exercise price of $5.50 per share held by our Executive Chairman. In addition, if we raise $3,100,000 in gross proceeds from the sale of our equity securities, our Executive Chairman will be eligible to receive a grant of 15,000 shares of common stock and an employee stock option to purchase an additional 71,686 shares of common stock at an exercise price equal to the market price on the date of grant. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings and/or it may have an adverse effect on the market price of our common stock. The market price of our common stock also may be adversely affected, if and to the extent the shares registered for resale pursuant to this prospectus are sold in the public markets.

The substantial number of shares that are eligible for sale pursuant to this prospectus could cause the market price for our common stock to decline or make it difficult for us to sell equity securities in the future.

The selling stockholders are offering 4,349,121 shares of our common stock for resale pursuant to this prospectus. Expectations that shares of our common stock may be sold by the selling stockholders could create an “overhang” that may adversely affect the market price for our common stock.

We cannot predict the effect on the market price of our common stock from time to time as a result of (i) sales by the selling stockholders of some or all of the 4,349,121 shares of our common stock under this prospectus, (ii) the availability of such shares of common stock for sale by the selling stockholders, or (iii) the perception that such shares may be offered for sale by the selling stockholders. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or make future offerings of our equity securities more difficult. Any sale, or perceived impending sale, of a substantial number of shares of our common stock could cause our stock price to fluctuate or decline.

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We have the ability to issue additional shares of common stock and “blank check” preferred stock, which could affect the rights of holders of the common stock.

Our amended and restated certificate of incorporation allows our board of directors to issue 35,000,000 shares of common stock and 1,000,000 shares of preferred stock and to set the terms of such preferred stock. We have 26,826,531 authorized but unissued shares of common stock available for issuance after appropriate reservation for our outstanding options and warrants. The issuance of additional common stock may dilute the economic and voting rights of our existing stockholders. In addition, the terms of such preferred stock may materially adversely impact the dividend and liquidation rights of holders of the common stock.

Provisions in our amended and restated certificate of incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred stock. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Our senior executive officers and directors may not be able to successfully manage a publicly traded company.

Not all of our senior executive officers or directors have extensive experience managing a publicly traded company, and they may not be successful in doing so. The demands of managing a publicly traded company, like ours, is much greater as compared to those of a private company, and some of our senior executive officers and directors may not be able to successfully meet those increased demands.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Investors may find our common stock less attractive because we rely, or may rely, on these exemptions. If some investors find our common stock less attractive as a result, the price of our common stock may be reduced, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” until December 31, 2020, although a variety of circumstances could cause us to lose that status earlier. For as long as we take advantage of the reduced reporting obligations, the information that we provide stockholders may be different from information provided by other public companies.

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Obligations associated with being a public company require significant company resources and management attention, and we will incur increased costs as a result of being a public company.

We became subject to the reporting requirements of the Exchange Act, and the other rules and regulations of the SEC, including the Sarbanes-Oxley Act, upon consummation of the Business Combination with LIBB and Cullen as described in “Business” below. These requirements and rules may place a strain on our systems and resources and those of our subsidiaries, including LIBB, which was not previously subject to such regulation. For example, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and the Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources, will make certain activities more time-consuming and will cause us to incur significant legal, accounting and other expenses that we had not previously incurred. Furthermore, the expenses incurred by public companies, generally, for reporting and corporate governance purposes have been increasing, which may further strain our resources. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, expand or outsource our internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. Our incremental general and administrative expenses as a publicly traded corporation will include costs associated with reports to stockholders, tax returns, investor relations, registrar and transfer agent’s fees, incremental director and officer liability insurance costs and director compensation. During 2015, we estimate that we incurred approximately $283,000 in additional costs in connection with being a public company, excluding compensation to directors and additional employees and all stock-based compensation. We cannot predict or estimate the amount of the additional costs we may incur in future years, the timing of any increases in such costs or the degree of impact that our management’s attention to these matters will have on our business.

We will be required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act as early as December 31, 2016, although as an “emerging growth company” we will be exempt from certain of its requirements for so long as we remain as such. For example, Section 404 of the Sarbanes-Oxley Act requires that we and our independent auditors report annually on the effectiveness of our internal control over financial reporting; however, as an “emerging growth company” we may take advantage of an exemption from the auditor attestation requirement. Once we are no longer an “emerging growth company” or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting, unless at such time we are a “non-accelerated filer.” We currently qualify as a “non-accelerated filer” and will generally continue to qualify as such for each fiscal year thereafter where our public float remains below $75 million as of the last day of the second fiscal quarter of the prior fiscal year. Management, however, is not exempt from Section 404 of the Sarbanes-Oxley Act, and will be required to, among other things, maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow us to report on the effectiveness of our internal control over financial reporting, as required. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to fines, sanctions and other regulatory action.

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As an “emerging growth company,” we also intend to continue to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as a “smaller reporting company,” we are permitted to take advantage of reduced disclosure requirements, some of which are the same as the exemptions available to an “emerging growth company.” In general, we will remain a “smaller reporting company” for each fiscal year where our public float remains below $75 million as of the last day of the second fiscal quarter of the prior fiscal year. We intend to take advantage of these exemptions and reduced reporting requirements until we are no longer an “emerging growth company” and/or a “smaller reporting company,” at which time, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with these additional requirements, including Section 404 of the Sarbanes-Oxley Act.

Our industry is highly competitive. We compete with multinational corporations with significant financial resources, including Dr Pepper Snapple Group, Inc. and Arizona Beverage Company. These competitors can use their resources and scale to rapidly respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities. We also compete against a variety of smaller, regional and private label manufacturers. Smaller companies may be more innovative, better able to bring new products to market and better able to quickly exploit and serve niche markets. Our inability to compete effectively could result in a decline in our sales. We are subject to competition from companies, including from some of our customers, that either currently manufacture or are developing products directly in competition with our products. These generic or store-branded products may be a less expensive option for consumers than our products making it more difficult to sell our product. As a result, we may have to reduce our prices or increase our spending on marketing, advertising and product innovation. Any of these could negatively affect our business and financial performance.

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NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include and will include forward-looking statements in addition to historical and current information. These forward-looking statements appear and will appear throughout such documents, including under “Prospectus Summary” and “Risk Factors” in this prospectus; under the items “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K; and under the items “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our quarterly reports on Form 10-Q. These forward-looking statements relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We may use the words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this prospectus.

These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those risks and uncertainties described under “Risk Factors” in this prospectus and under the item “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as the following:

●	We operate in highly competitive markets.

●	We may not effectively respond to changing consumer preferences, trends, health concerns and other factors.

●	Costs for our raw materials may increase substantially.

●	Fluctuations in our results of operations from quarter to quarter could have a disproportionate effect on our overall financial condition and results of operations.

●	We depend on a small number of large retailers for a significant portion of our sales.

●	Our intellectual property rights could be infringed or we could infringe the intellectual property rights of others, and adverse events regarding licensed intellectual property, including termination of distribution rights, could harm our business.

●	We have experienced cash losses from operations and our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us.

●	Our new product line has minimal gross margins, may not generate sufficient revenue or other benefits to justify its introduction and may divert sales from our higher margin existing product lines.

●	We have a limited operating history.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date of this prospectus. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

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USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders.

To the extent the warrants described below under “Selling Stockholders” are exercised for cash, however, we will receive up to an aggregate of $2,645,159 in gross proceeds. We expect to use proceeds received from the exercise of the warrants, if any, for general corporate purposes, including working capital, sales and marketing activities, product development, general and administrative matters, capital expenditures and acquisitions.

SELLING STOCKHOLDERS

The selling stockholders, or their pledgees, assignees or successors-in-interest, are offering for resale, from time to time, up to an aggregate of 4,349,121 shares of our common stock. The shares offered hereby consist of:

●	2,633,334 shares issued to the former members of LIBB, our wholly owned operating subsidiary, in connection with the Business Combination.

●	12,000 shares held by certain of the founders of our predecessor. These individuals acquired shares from our predecessor prior to the predecessor’s initial public offering. These shares became shares of Cullen upon consummation of Cullen’s business combination with the predecessor and became shares of ours upon consummation of the Business Combination.

●	359,475 shares sold to investors in certain private placements conducted by us, and 404,475 shares underlying the warrants issued to such investors. The shares (and warrants) were sold (i) in a private placement conducted by us between August 2015 and October 2015, or the “August Private Placement,” through Network 1, acting as placement agent on a “best efforts” basis, at a price of $4.00 per share, (ii) in a private placement conducted by us between November 2015 and March 2016, or the “November Private Placement,” through Network 1, acting as placement agent on a “best efforts” basis, at a price of $4.00 per share, and (iii) in a private placement conducted in March 2016, without a placement agent, at a price of $4.00 per share. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share. The warrants issued in the August Private Placement expire on September 17, 2018, the warrants issued in the November Private Placement expire on November 30, 2018 and the warrants issued in the March Private Placement expire on March 29, 2019.

●	908,083 shares issued to Brentwood, the lender under our credit facility, in connection with the Recapitalization.

●	31,754 shares underlying the warrants issued to Network 1 and its designees as compensation for acting as the placement agent for the Public Offering. Each warrant entitles the holders to purchase one share of common stock at an exercise price of $6.875 per share. The warrants are exercisable commencing on January 14, 2017 and expire on July 14, 2021.

The table below presents information regarding the selling stockholders, the shares of common stock that they may sell or otherwise dispose of from time to time under this prospectus and the number of shares and percentage of our outstanding shares of common stock each of the selling stockholders will own assuming all of the shares covered by this prospectus are sold by the selling stockholders.

We do not know when or in what amounts the selling stockholders may sell or otherwise dispose of the shares of common stock covered hereby. The selling stockholders might not sell or dispose of any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the selling stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that all of the shares of common stock covered by this prospectus will be sold by the selling stockholders.

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	Beneficial Ownership		Shares	Beneficial Ownership
	Before Offering (1)		Offered	After Offering
Selling Stockholder	Shares	Percent	Hereby	Shares	Percent
Andrew Barash	5,000	*	5,000	–	*
Andrew C. Stranberg	50,000	*	50,000	–	*
Andrew McNeel	5,000	*	5,000	–	*
Andria Panza	5,000	*	5,000	–	*
Bass Properties LLC(2)	235,371	3.3%	119,361	116,010	1.6%
Brad J. Maag	3,750	*	3,750	–	*
Bradley Investment Trust	50,000	*	50,000	–	*
Brent W. Bost	4,100	*	4,100	–	*
Carolanne Thomas	2,500	*	2,500	–	*
Charles Collins(3)	10,000	*	10,000	–	*
Charles Wyatt	20,000	*	20,000	–	*
Chris A. Schermacher	3,750	*	3,750	–	*
Clarence Edward White, Jr.	10,000	*	10,000	–	*
Cletus Duling	7,500	*	7,500	–	*
Cletus Miller	3,750	*	3,750	–	*
Cleve Hutchins	2,500	*	2,500	–	*
Domenick Salvemini	5,000	*	5,000	–	*
Donato P. Regina	5,000	*	5,000	–	*
J. Coffy Pieternelle(4)	8,000	*	8,000	–	*
Ed Brin	11,500	*	11,500	–	*
Edward Hanson(5)	29,623	*	4,000	25,623	*
Eric Watson(6)	1,317,821	18.2%	563,466	754,355	10.4%
Floyd Broman & Carol Broman	5,000	*	5,000	–	*
Frank Mortimer & Sharon Nelson	40,000	*	40,000	–	*
Gamco Properties LP	12,500	*	12,500	–	*
Gamevest LP	5,000	*	5,000	–	*
Gammed LLC	10,000	*	10,000	–	*
Gary M. Cantara	9,900	*	9,900	–	*
Glen Halvorsen	5,000	*	5,000	–	*
Gregory Ferraro	2,404	*	2,404	–	*
Gregory James Gleason	7,500	*	7,500	–	*
Hans Peter Dydensborg(7)	15,692	*	15,692	–	*
Ironbound Partners Fund LLC(8)	223,084	3.1%	100,000	123,084	1.7%
Ivory Castle Limited(9)	875,243	12.1%	851,371	23,872	*
J. Kings Food Service Professionals, Inc.	2,404	*	2,404	–	*
Jake Millar	7,500	*	7,500	–	*
James M. Griffith(10)	8,000	*	8,000	–	*
Jeff Grunvald	17,846	*	17,846	–	*
Jerome Faul	3,750	*	3,750	–	*
Joel Schechter	20,000	*	20,000	–	*
John Audibert	5,000	*	5,000	–	*
John J. King	2,404	*	2,404	–	*
John P. McElgun	1,195	*	1,195	–	*
Joselyn Mendez	1,195	*	1,195	–	*
Joseph Wang	3,750	*	3,750	–	*
KA No. 2 Trustee Limited(11)	344,617	4.8%	344,617	–	*
Kerry Kennedy(12)	29,623	*	4,000	25,623	*
Kristen Bonet	2,500	*	2,500	–	*
Manuel & Cristina Matos	23,500	*	23,500	–	*
Mark Butaro	7,500	*	7,500	–	*
Mark V. Neiswonger	5,000	*	5,000	–	*
Mark Williams	1,195	*	1,195	–	*
Network 1 Financial Securities, Inc.(13)	66,327	*	31,754	34,573	*
Nortle Holdings Limited	134,255	1.9%	134,255	–	*
Paul Holtzman	67,784	*	67,784	–	*
Paul Vassilakos(14)	78,123	1.1%	47,500	30,623	*
Phillip Thomas(15)	784,141	10.8%	734,141	50,000	*
Richard Y. Roberts(16)	29,623	*	4,000	25,623	*
Robert Mast	5,000	*	5,000	–	*
Roger K. Hotz	5,000	*	5,000	–	*
Roger Schwalm	5,000	*	5,000	–	*
Scott Ewing	7,241	*	7,241	–	*
Scott Seaman	48,301	*	48,301	–	*
Stanley Lough	5,000	*	5,000	–	*
Steven L. Jirschefske	4,750	*	4,750	–	*
Thomas Cardella(17)	50,000	*	50,000	–	*
Thomas Panza(18)	746,641	10.3%	721,641	25,000	*
Tom Malone Productions, Inc.	2,404	*	2,404	–	*
Tommy Knox	5,500	*	5,500	–	*
Tower Roofing Company Inc.	14,950	*	14,950	–	*
Vivian P. Pieternelle(19)	5,000	*	5,000	–	*
William Metheny	20,000	*	20,000	–	*
William Pettit	5,000	*	5,000	–	*

*	Less than 1%.

(1)	The information in the table is based on information supplied to us by the selling stockholders. The percentages of ownership are calculated based on 7,221,256 shares outstanding as of September 27, 2016. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and generally includes shares over which the selling stockholder has voting or dispositive power, including any shares that the selling stockholder has the right to acquire within 60 days of September 27, 2016.

(2)	Thomas Ritchie has voting and dispositive control over the shares beneficially owned by Bass Properties, LLC.

(3)	Represents shares beneficially owned by the Charles Collins SEP IRA Clearing Cust.

(4)	Represents shares beneficially owned by the J. C. Pieternelle IRA Cor Clearing Cust.

(5)	Edward Hanson is a member of our board of directors.

(6)	Includes 754,355 shares beneficially owned by Cullen Inc Holdings Ltd., an entity controlled by Eric Watson. Mr. Watson is an owner of Brentwood LIIT (NZ) Ltd., the lender under our senior credit facility. As of the date of this prospectus, there are no advances outstanding under the credit facility. In addition, Cullen Investments Ltd., a company controlled by Mr. Watson, has paid certain expenses on our behalf from time to time.

(7)	Hans Peter Dydensborg is our Chief Operating Officer.

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(8)	Jonathan Ledecky has voting and dispositive control over the shares beneficially owned by Ironbound Partners Fund, LLC. Includes 83,084 shares held by Mr. Ledecky.

(9)	John Matthew Ashwood and Michael Raymond Shue have voting and dispositive control over the shares of common stock beneficially owned by Ivory Castle Limited.

(10)	Represents shares beneficially owned by the James M. Griffith IRA Cor Clearing Cust.

(11)	Tony John Thomas has voting and dispositive control over the shares of common stock beneficially owned by KA No. 2 Trustee Limited. KA No. 2 Trustee Limited is an owner of Brentwood LIIT (NZ) Ltd., the lender under our senior credit facility. As of the date of this prospectus, there are no advances outstanding under the credit facility.

(12)	Kerry Kennedy is a member of our board of directors.

(13)	Represents shares underlying warrants issued to Network 1 as compensation for acting as placement agent in our Public Offering. Network 1 is a broker-dealer.

(14)	Paul Vassilakos is a member of our board of directors. Includes 35,000 shares beneficially owned by MSSB C/F Petrina Advisors TTE Paul Vassilakos, over which Mr. Vassilakos has voting and dispositive control.

(15)	Philip Thomas is our Chief Executive Officer and a member of our board of directors.

(16)	Richard Roberts is a member of our board of directors.

(17)	Thomas Cardella is a member of our board of directors.

(18)	Thomas Panza is an employee of ours.

(19)	Represents shares beneficially owned by the Vivian P. Pieternelle IRA Cor Clearing Cust.

Other than as described in this prospectus, the selling stockholders have not within the past three years had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities. None of the selling stockholders, other than Network 1 and its designees, are broker-dealers or affiliates of a broker-dealer.

PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the annual report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of Marcum LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.longislandicedtea.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed March 22, 2016).

●	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 (filed May 9, 2016) and June 30, 2016 (filed August 15, 2016).

●	Current Reports on Form 8-K dated January 18, 2016 (filed January 20, 2016), January 21, 2016 (filed January 21, 2016), February 3, 2016 (filed January 3, 2016), February 8, 2016 (filed February 8, 2016), February 11, 2016 (filed February 11, 2016), February 26, 2016 (filed February 26, 2016), March 14, 2015 (filed March 17, 2016), March 22, 2016 (filed March 22, 2016), April 1, 2016 (filed April 5, 2016), April 7, 2017 (filed April 8, 2016), April 19, 2016 (filed April 19, 2016), May 9, 2016 (filed May 9, 2016), May 10, 2016 (filed May 10, 2016), May 10, 2016 (filed May 10, 2016), June 6, 2016 (filed June 9, 2016), July 28, 2016 (filed August 1, 2016), August 4, 2016 (filed August 5, 2016), August 18, 2016 (filed August 24, 2016) and September 19, 2016 (filed September 23, 2016).

●	Form 8-A filed on June 20, 2016 registering our common stock under Section 12(b) of the Exchange Act.

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Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or other information, including exhibits to the foregoing, deemed to have been furnished and not filed in accordance with SEC rule.

Will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to Long Island Iced Tea Corp., Attention: Investor Relations, 116 Charlotte Avenue, Hicksville, NY 11801, telephone number (855) 542-2832. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the securities being registered hereby, all of which will be borne by us, are as follows:

SEC registration fee	$1,975.18
Legal fees and expenses	$7,500.00
Accounting fees and expenses	$4,000.00
Printing	$1,000.00
Miscellaneous	$1,000.00
Total	$15,475.18

Item 15. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or any of our stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director. However, this does not apply with respect to any action in which the director would be liable under Section 174 of the DGCL nor does it apply with respect to any liability in which the director (i) breached his duty of loyalty to us or its stockholders; (ii) did not act in good faith or, in failing to act, did not act in good faith; (iii) acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or (iv) derived an improper personal benefit. This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our stockholders or management from bringing a lawsuit against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated certificate of incorporation also provides that we will indemnify any director or officer of ours to the fullest extent permitted by law. Our bylaws further provide that we will indemnify to the fullest extent permitted by law any person who becomes party to a proceeding by reason of the fact that he is or was an director, officer, employee or agent of ours, or by reason of the fact that he is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, executive officers and other key employees, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws. We also maintain directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or person controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16. Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-5.

II-1

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Hicksville, New York on September 29, 2016.

LONG ISLAND ICED TEA CORP.

By:	/s/ Philip Thomas
Name:	Philip Thomas
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip Thomas and Richard Allen, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

By:	/s/ Philip Thomas	Chief Executive Officer	September 29, 2016
	Philip Thomas	(Principal Executive Officer)

By:	/s/ Richard Allen	Chief Financial (Principal Financial Officer and Principal	September 29, 2016
	Richard Allen	Accounting Officer)

By:	/s/ Julian Davidson	Executive Chairman	September 29, 2016
Julian Davidson

By:	/s/ Edward Hanson	Director	September 29, 2016
Edward Hanson

By:	/s/ Kerry Kennedy	Director	September 29, 2016
Kerry Kennedy

By:	/s/ Richard Roberts	Director	September 29, 2016
Richard Roberts

By:	/s/ Paul Vassilakos	Director	September 29, 2016
Paul Vassilakos

By:	/s/ Tom Cardella	Director	September 29, 2016
Tom Cardella

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EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Reorganization, dated as of December 31, 2014, by and among, Cullen Agricultural Holding Corp., Long Island Iced Tea Corp., Cullen Merger Sub, Inc., LIIT Acquisition Sub, LLC, Long Island Brand Beverages LLC, Phil Thomas and Thomas Panza (incorporated by reference from Annex A-1 of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).

2.2	Amendment No. 1 to Agreement and Plan of Reorganization, dated as of April 23, 2015, by and among, Cullen Agricultural Holding Corp., Long Island Iced Tea Corp., Cullen Merger Sub, Inc., LIIT Acquisition Sub, LLC, Long Island Brand Beverages LLC, Philip Thomas and Thomas Panza, and Philip Thomas, in his capacity as the “LIBB Representative” under the Merger Agreement on behalf of the other members of LIBB party to the Merger Agreement (incorporated by reference from Annex A-2 of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference from Annex C of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).

3.2	Bylaws (incorporated by reference from Annex D of the proxy statement/prospectus that forms a part of the Company’s Registration Statement on Form S-4 (File No. 333-201527), originally filed on January 15, 2015).

4.1	Specimen Common Stock Certificate of Long Island Iced Tea Corp (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-4 (File No. 333-201527)).

10.1	Form of Registration Rights Agreement among Triplecrown Acquisition Corp. and the Triplecrown Founders (incorporated by reference from Triplecrown Acquisition Corp.’s Registration Statement on Form S-1 (File Nos. 333-144523 and 333-146850) originally filed on July 12, 2007).

10.2	Form of Registration Rights Agreement among Long Island Iced Tea Corp and the former members of Long Island Brand Beverages LLC (incorporated by reference from Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on June 2, 2015).

10.3	Form of Subscription Agreement for August Private Placement (incorporated by reference from Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2015).

10.4	Form of Warrant for August Private Placement (incorporated by reference from Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on November 13, 2015).

10.5	Form of Subscription Agreement for November Private Placement (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 17, 2016).

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Exhibit No.	Description

10.6	Form of Warrant for November Private Placement (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 17, 2016).

10.7	Form of Subscription Agreement for March Private Placement (incorporated by reference from Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q filed on May 9, 2016).

10.8	Form of Warrant for March Private Placement (incorporated by reference from Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q filed on May 9, 2016).

10.9	Credit and Security Agreement, dated as of November 23, 2015, by and among Long Island Brand Beverages, LLC, Long Island Iced Tea Corp. and Brentwood LIIT Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on November 24, 2015).

10.10	First Amendment to Credit and Security Agreement, effective as of January 10, 2016, by and among Long Island Brand Beverages LLC, Long Island Iced Tea Corp., and Brentwood LIIT Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 20, 2016).

10.11	Second Amendment to Credit and Security Agreement, effective as of April 7, 2016, by and among Long Island Brand Beverages LLC, Long Island Iced Tea Corp., and Brentwood LIIT Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 8, 2016).

10.12	Registration Rights Agreement, dated as of December 3, 2015, by and among Long Island Brand Beverages, LLC, Long Island Iced Tea Corp. and Brentwood LIIT Inc. (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 16, 2015).

10.13	Amendment No. 1 to Registration Rights Agreement, dated as of April 7, 2016, by and among Long Island Brand Beverages LLC, Long Island Iced Tea Corp. and Brentwood LIIT Inc. (incorporated by reference from Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on April 8, 2016).

10.14	Form of Placement Agent Warrant for Public Offering (incorporated by reference from Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-210669) originally filed on April 8, 2016).

5.1	Opinion of Graubard Miller (filed herewith).

23.1	Consent of Marcum LLP (filed herewith).

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page).

*	Certain exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

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